EXHIBIT 12

Weyerhaeuser Company and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the year-to-date periods ended June 30, 2009 and June 29, 2008

(Dollar amounts in millions)

	YEAR-TO-DATE ENDED
	JUNE 30, 2009	JUNE 29, 2008
Available loss:
Loss from continuing operations before interest expense, amortization of debt expense and income taxes	$(331)	$(547)
Add: interest portion of rental expense	21	23
Deduct: undistributed loss of equity affiliates and income attributable to noncontrolling interests in subsidiaries	33	119

Available loss	$(277)	$(405)

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	212	255
Weyerhaeuser Real Estate Company and other related subsidiaries	17	29

Subtotal	229	284
Less: intercompany interest	(3)	(3)

Total interest expense incurred	226	281
Amortization of debt expense	3	3
Interest portion of rental expense	21	23

Total fixed charges	$250	$307

Ratio of earnings to fixed charges	—	—

Coverage deficiency	$(527)	$(712)

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries

Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the year-to-date periods ended June 30, 2009 and June 29, 2008

(Dollar amounts in millions)

	YEAR-TO-DATE ENDED
	JUNE 30, 2009	JUNE 29, 2008
Available loss:
Loss from continuing operations before interest expense, amortization of debt expense and income taxes	$(351)	$(566)
Add: interest portion of rental expense	17	18
Deduct: undistributed loss of equity affiliates and attributable to noncontrolling interests in subsidiaries	3	8
Deduct: undistributed loss before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	146	411

Available loss	$(185)	$(129)

Fixed charges:
Interest expense incurred	212	255
Amortization of debt expense	3	3
Interest portion of rental expense	17	18

Total fixed charges	$232	$276

Ratio of earnings to fixed charges	—	—

Coverage deficiency	$(417)	$(405)